EXHIBIT 5

[Letterhead of Drinker Biddle & Reath LLP]

May 30, 2003

AmerisourceBergen Corporation
1300 Morris Drive
Chesterbrook, PA 19087-5594

Re:	AmerisourceBergen Corporation Registration Statement on Form S-3 (File No. 333- )

Ladies and Gentlemen:

     We have acted as counsel to AmerisourceBergen Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the offering of up to 814,145 shares of the Company’s common stock, par value $.01 per share (the “Shares”), to be sold by the selling shareholders listed in the Registration Statement under the heading “Selling Shareholders” (the “Selling Shareholders”). The Shares will be issued pursuant to a Stock Purchase Agreement dated as of May 21, 2003 (the “Purchase Agreement”), entered into by and among the Company, Anderson Packaging, Inc., an Illinois corporation, the Sellers (as defined and identified therein) and John R. Anderson, as agent and representative of the Sellers.

     In this connection, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and exhibits, the Purchase Agreement, the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws, resolutions of the Company’s Board of Directors, and such other documents and corporate records relating to the Company and the issuance of the Shares as we have deemed appropriate. We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States and the General Corporation Law of the State of Delaware.

     On the basis of the foregoing, we are of the opinion that the Shares have been duly and validly authorized and, when delivered to the Sellers in accordance with the Purchase Agreement, will be validly issued, fully paid and non-assessable by the Company under the laws of the State of Delaware.

     We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Drinker Biddle & Reath LLP